Exhibit 99.1

Callon Petroleum Company Completes Core Midland Basin Acquisition and Related Financing Transactions

Natchez, MS (October 8, 2014) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced the closing of its previously announced acquisition of 6,230 gross (3,862 net) surface acres and associated production located in Midland, Andrews, Martin and Ector Counties, Texas. Including estimated purchase price adjustments, total net consideration paid for the acquisition was approximately $205 million. The properties have historically been developed with vertical wells, although horizontal activity has recently been progressed. Two horizontal Wolfcamp B wells have been drilled since June 2014 with one, the Casselman 8-1H, currently flowing back and another, the Bohannon 24-2H, in the process of completion. In addition, the Casselman 40-4H, a horizontal Lower Spraberry well, is in the process of drilling.

Fred Callon, Chairman and CEO commented, “This strategic acquisition adds critical mass in an area of the Midland Basin with established development of multiple horizontal zones, where we have also demonstrated our capabilities as an operator in adjacent fields. Importantly, we believe that our recently completed equity and debt market transactions, combined with an increased borrowing base, provide a solid base of long-term capital and liquidity to execute our operational plans in 2015 and beyond.”

In conjunction with the acquisition, the Company recently completed an equity offering for $129 million in gross proceeds and a new term loan for $300 million in gross proceeds. Pro forma for the completion of the acquisition and closing of the financings, the Company estimates its total liquidity position to be approximately $242 million as of September 30, 2014, including availability under an amended borrowing base level of $250 million. The new term loan, which replaced the Company’s previous $125 million term loan facility, is secured by a second lien on assets pledged under the Company’s revolving credit facility and bears interest on Eurodollar advances at a rate of LIBOR plus 7.50% per annum. The maturity date of the term loan facility is October 8, 2021 and is prepayable at a declining premium, beginning at 102% after one year. Additional information regarding the new term loan will be filed on a Form 8-K with the Securities and Exchange Commission.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the recently completed acquisition and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect future results and could cause results to differ materially from those expressed in forward-looking statements include the volatility of oil and gas prices, operational, regulatory and environment risks, and the Company’s ability to realize the anticipated benefits of the recently completed acquisition, to drill and complete wells, to finance our activities, as well as other risks more fully discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, available on Callon’s website or the SEC’s website at www.sec.gov.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact:

Joe Gatto

Chief Financial Officer, Senior Vice President and Treasurer

1-800-451-1294